   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 2003


================================================================================


                                                     REGISTRATION NO. 333-107277



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                        MUNICIPAL MORTGAGE & EQUITY, LLC
                        MIDLAND FINANCIAL HOLDINGS, INC.
                              MFH FINANCIAL TRUST I
                             MFH FINANCIAL TRUST II
                             MFH FINANCIAL TRUST III
             (Exact name of registrant as specified in its charter)



       DELAWARE                                       52-1449733
       FLORIDA                                        59-2892513
       DELAWARE                                       80-6022017
       DELAWARE                                       90-6028205
   DELAWARE                                       80-6022018
(State or other jurisdiction of         (I.R.S. employer identification number)
 incorporation or organization)

                       218 NORTH CHARLES STREET, SUITE 500
                            BALTIMORE, MARYLAND 21201
                                 (443) 263-2900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK K. JOSEPH
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        MUNICIPAL MORTGAGE & EQUITY, LLC
                       218 NORTH CHARLES STREET, SUITE 500
                            BALTIMORE, MARYLAND 21201
                                 (443) 263-2900
    (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:
                            ROBERT E. KING, JR., ESQ.
                              ROGER D. SINGER, ESQ.
                             CLIFFORD CHANCE US LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

                                   ----------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is to be expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                 --------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE TWO BASE PROSPECTUSES CONTAINED IN THIS REGISTRATION STATEMENT CONSTITUTE A COMBINED PROSPECTUS THAT ALSO RELATES TO $51,323,875 OF COMMON SHARES, PREFERRED SHARES AND WARRANTS OF MUNICIPAL MORTGAGE & EQUITY, LLC REGISTERED PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-56049) AND DECLARED EFFECTIVE ON JUNE 30, 1998 THAT HAVE NOT BEEN OFFERED OR SOLD AS OF THE DATE OF THIS FILING AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH REGISTRATION STATEMENT.
================================================================================

                                EXPLANATORY NOTE

This registration statement contains:

     - a prospectus to be used by Municipal Mortgage & Equity, LLC in connection with offerings of its common shares, preferred shares and warrants; and

     -    a prospectus to be used in connection with offerings of:

         - the preferred securities of MFH Financial Trust I, MFH Financial Trust II and MFH Financial Trust III;

         - the junior subordinated debentures of Midland Financial Holdings, Inc.;

         - the guarantees of Municipal Mortgage & Equity, LLC of the junior subordinated debentures; and

         - the guarantees of Municipal Mortgage & Equity, LLC of the preferred securities of MFH Financial Trust I, MFH Financial Trust II and MFH Financial Trust III.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2003


PROSPECTUS

                                  $750,000,000

                        MUNICIPAL MORTGAGE & EQUITY, LLC

                  COMMON SHARES, PREFERRED SHARES AND WARRANTS

         We may from time to time offer, together or separately, in one or more series:

         -        common shares of limited liability company interest;

         -        preferred shares of limited liability company interest; and

         - warrants or other rights to purchase common shares, preferred shares, or any combination thereof.

         The prices and other terms of the securities that we will offer will be determined at the time of the offering. The offering price of all securities issued under this prospectus may not exceed $750,000,000. If MFH Financial Trust I, MFH Financial Trust II and MFH Financial Trust III sell the preferred securities referred to in the other prospectus included in the registration statement of which this prospectus is a part, the amount of common shares, preferred shares and warrants that we may offer and sell under this prospectus will be reduced accordingly.

         The securities may be offered directly to one or more purchasers, through agents we designate from time to time or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. The net proceeds to us from such sale will also be set forth in an accompanying prospectus supplement. We may not sell any securities without delivery of a prospectus supplement describing the method and terms of the offering of such series of securities. See "Plan of Distribution."

         Our common shares are listed on the New York Stock Exchange under the symbol "MMA."

         YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this prospectus is       , 2003.

                                TABLE OF CONTENTS


Where You Can Find More Information..........................................................          3

Incorporation of Certain Documents by Reference..............................................          3

Forward-Looking Information..................................................................          4

Our Company..................................................................................          5

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends....................          6

Use of Proceeds..............................................................................          6

Description of our Common Shares.............................................................          7

Description of our Preferred Shares..........................................................          7

Description of our Warrants..................................................................         10

Plan of Distribution.........................................................................         11

Legal Matters................................................................................         12

Experts......................................................................................         12



         Until May 2001 we operated the business of Municipal Mortgage & Equity, LLC under the name "MuniMae." Between May 2001 and June 2003, we operated under the trade name "MuniMae Midland," and since June 2003 we have operated under the trade name "MMA Financial." Our legal name remains Municipal Mortgage & Equity, LLC even though we refer to Municipal Mortgage & Equity, LLC together with all of its subsidiaries, as "MMA Financial." In this prospectus, the terms "we," "us," "our" and "ours" each refer to MMA Financial. Municipal Mortgage & Equity, LLC is a Delaware limited liability company that is treated as a partnership for federal income tax purposes. Not all of its subsidiaries are treated as partnerships. We refer to "MuniMae" when we discuss only the parent of all of the MMA Financial entities -- Municipal Mortgage & Equity, LLC -- and not the subsidiaries.



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS AND TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities in respect of which this prospectus is being delivered. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities, we refer you to the registration statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.


         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file reports, proxy statements and other information with the Commission. Copies of the registration statement, as well as such reports, proxy statements and other information filed with the Commission, can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, and 233 Broadway, New York, New York 10279. We file our reports, proxy statements and other information with the Commission electronically. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at www.sec.gov. Our common shares are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning us can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


         1.       Our Annual Report on Form 10-K for the year ended December 31,
                  2002;



         2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;



         3. Our Current Reports on Form 8-K filed with the Commission on May 15, 2003, July 10, 2003 and July 18, 2003;



         4. Our Current Reports on Form 8-K/A filed with the commission on August 13, 2003, September 15, 2003 and September 17, 2003; and



         5. Our prospectus/consent solicitation statement included in our registration statement on Form S-4 (File No. 33-99088), as declared effective by the Commission on May 29,

                  1996, as it relates to the description of our common shares contained under the caption "Description of Shares" and incorporated by reference into Item 1 of Form 8-A (File No. 001-11981) filed with the Commission on July 25, 1996 pursuant to Section 12(b) of the Exchange Act, including all amendments and reports updating such description.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

                        Municipal Mortgage & Equity, LLC
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                          Attention: Angela Richardson
                                 (888) 788-3863

                           FORWARD-LOOKING INFORMATION


         This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described under "Risk Factors" set forth in the accompanying prospectus supplement and elsewhere in this prospectus and the accompanying prospectus supplement. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the respective dates of this prospectus and the accompanying prospectus supplement, and we undertake no obligation to update publicly any such statements.

                                   OUR COMPANY


         We invest in, and earn origination, asset management and other fees from, multifamily housing and other real estate financings. At June 30, 2003, we owned or managed a portfolio of debt and equity investments secured directly or indirectly by 933 properties that contained a total of 96,168 units and were located in 48 states and the U.S. Virgin Islands. Our operations consist of two business segments:


         - An investing segment consisting of subsidiaries that hold investments producing primarily tax-exempt interest income. A significant portion of our investments are tax-exempt mortgage revenue bonds or interests in tax-exempt mortgage revenue bonds issued by state and local governments or their agencies or authorities to finance affordable multifamily housing developments. Multifamily housing developments, as well as the rents paid by the tenants, typically secure these investments. The investments owned by this segment also include other housing-related securities, including tax-exempt bonds issued by community development districts to finance the development of infrastructure supporting single-family housing developments and secured by specific payments or assessments pledged by the local improvement district that issues the bonds.

         - An operating segment that provides servicing, loan origination and tax credit syndication and other equity placement services. These operations and the equity investments made by this segment generate taxable income.


         MuniMae is organized as a Delaware limited liability company. This structure allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income MuniMae derives from certain investments remains tax-exempt when MuniMae passes the income through to shareholders. We conduct most of the business of our operating segment through corporate subsidiaries, which do not have the pass-through and other tax advantages of limited liability companies. Absent the impact of capital gains and losses, approximately 100% of our net income for the three years ended December 31, 2002 was tax-exempt. While we produce taxable income each year, we had deductions sufficient to offset the great majority of our taxable income.


         The key elements of our strategy are:

         - SELECTIVE INVESTMENTS. We acquire new assets, primarily secured by multifamily housing developments, that have characteristics similar to our other investments and possess attractive returns.

         - INTENSIVE ASSET MANAGEMENT. We seek to maximize current and future cash flow through active management of our investments. To achieve this goal, we utilize strategic asset management to maximize collections of debt service payments while maintaining the long term economic viability of the properties securing our investments. On a portfolio-wide basis, we conduct ongoing site visits and inspections, managing agent assessments, budget reviews, market analyses and periodic operating statement reviews, and also monitor the capital plans for each property. We have the opportunity to realize greater returns on some of our investments if the underlying properties perform well.

         - BALANCED FUNDING STRATEGY AND DIVERSE SOURCES OF CAPITAL. We utilize a combination of equity financing, debt financing and securitizations of our assets to finance the acquisition of our investments and manage interest rate risks. This allows us to manage our cost of capital and cash flows from our investment portfolio while funding acquisitions. In order to reduce our dependency on any one counterparty, in case, for example, that party ceases to offer securitization programs or is no longer able to perform its obligations under its existing securitizations, we began diversifying our securitization programs and counterparties significantly in 2000. Our capital providers include commercial banks, pension funds, government-sponsored entities, investment banks and other institutional investors.


         - RANGE OF PRODUCT LINES. We have diversified product lines, including investments that generate taxable income, tax credit equity syndication and other equity placement and investment advisory services. Our product lines create a full service, one-stop resource for tax-exempt and taxable financing to the multifamily housing markets. In addition, we have increased our investment in new product types in order to capitalize on opportunistic situations and to identify potential new investment programs.


         We use our combination of real estate and tax-exempt investment expertise to select and manage our investments and to develop financing opportunities. Our senior management team, led by Mark K. Joseph, Chairman and Chief Executive Officer, has an average of eight years of experience with us and our affiliates, and an average of 21 years of experience in the real estate industry.


         Our executive offices are located at 218 North Charles Street, Suite 500, Baltimore, Maryland 21201 and our telephone number is (443) 263-2900. Our website is www.mmafin.com. We do not incorporate by reference the contents of our website into this prospectus.


    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



         The following table sets forth our ratio of consolidated earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2003, and each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998.




                                                         (UNAUDITED)            FISCAL YEAR ENDED DECEMBER 31,
                                                       SIX MONTHS ENDED     ------------------------------------------
                                                         JUNE 30, 2003       2002      2001    2000     1999     1998
                                                      ------------------    ------     -----   -----    -----    -----
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS (1)......................          2.777           1.623     1.592   1.750    3.416    12.374



(1) The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consist of income before minority interests (that include equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends received) plus fixed charges (other than any interest that has been capitalized); "fixed charges" consist of interest expense (including amortization of loan costs) and interest that has been capitalized; and "preferred stock dividends" consist of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.


                                 USE OF PROCEEDS


         Unless otherwise described in the applicable prospectus supplement, we intend to add the net cash proceeds from the sale of securities in respect of which this prospectus is being delivered to our general corporate funds, which we may use to repay indebtedness or for other general corporate purposes, including new investments and working capital, funding the continued growth and development of our business and strategic acquisitions. Pending such uses, we may invest such net proceeds in short-term liquid investments. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of such offering and will describe the allocations in the related prospectus supplement.

                        DESCRIPTION OF OUR COMMON SHARES

         The following brief description of our common shares does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Amended and Restated Certificate of Formation and Operating Agreement and By-laws, copies of which are exhibits to the registration statement of which this prospectus is a part.

GENERAL


         Our Operating Agreement does not limit the number of common shares that our board of directors may cause us to issue. We had 28,832,413 common shares outstanding at June 30, 2003. We will pay distributions to holders of our common shares on a pro rata basis when declared by our board of directors out of funds legally available therefor. Distributions to the holders of common shares are subject to preferences on distributions on any preferred securities that we may issue in the future.


         Holders of our common shares have no preemptive, conversion, sinking fund or cumulative voting rights. Our common shares are not redeemable, except pursuant to certain anti-takeover provisions we have adopted.

         Our Operating Agreement and By-laws set forth the relationship of the shareholders to MuniMae and to one another and the manner in which we will conduct our operations, much like the articles and bylaws of a Delaware corporation or the partnership agreement of a Delaware general or limited partnership. While, as a limited liability company, we are not subject to the Delaware General Corporation Law, the Delaware Limited Liability Company Act permits a limited liability company agreement to provide, and our Operating Agreement and By-laws do provide, that the management of a limited liability company shall be conducted by a board of directors and officers designated by the board and that the holders of shares in such limited liability company (as is the case with the holders of our common shares) be afforded substantially all of the rights that are afforded holders of the common shares issued by a corporation organized under Delaware law. In all material respects, the fiduciary duties of our directors and officers and any duties of our shareholders and their affiliates are the same as those applicable under the Delaware law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common shares is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone number (908) 272-8511.

                       DESCRIPTION OF OUR PREFERRED SHARES

         Under our Operating Agreement, our board of directors (without any further vote or action by our shareholders) is authorized to provide for the issuance, in one or more series, of an unlimited amount of preferred shares. Our board of directors is authorized to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each series thereof by resolution authorizing the issuance of such series.

         The description below sets forth certain general terms and provisions of our preferred shares to which a prospectus supplement may relate. The specific terms of any series of preferred shares in respect of which this prospectus is being delivered will be described in the prospectus supplement relating to such preferred shares. The following summary of certain provisions governing our preferred shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our Operating Agreement and the resolutions of our board of directors relating to each particular series of preferred shares.

         If so indicated in the applicable prospectus supplement, the terms of any series of our preferred shares may differ from the terms set forth below, except those terms required by the Operating Agreement.

GENERAL

         The preferred shares, when issued in accordance with the terms of the Operating Agreement and of the applicable resolutions of the board of directors and as described in the applicable prospectus supplement, will be fully paid and non-assessable.

         To the extent not fixed in the Operating Agreement, the relative rights, preferences, powers, qualifications, limitations or restrictions of the preferred shares of any series will be fixed pursuant to resolutions of the board of directors relating to each series. The prospectus supplement relating to the preferred shares of each such series shall specify the terms thereof, including:


                  (1) the class, series title or designation and stated value (if any) for the preferred shares;



                  (2) the maximum number of preferred shares in such series, the liquidation preference per share and the offering price per share for the preferred shares;



                  (3) the distribution preferences and the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;



                  (4) the date from which distributions on the preferred shares will accumulate, if applicable, and whether distributions will be cumulative;



                  (5) the provisions for a retirement or sinking fund, if any, with respect to the preferred shares;



                  (6) the provisions for redemption, if applicable, of the preferred shares;



                  (7)      the voting rights, if any, of the preferred shares;



                  (8) any listing of such preferred shares for trading on any securities exchange or any authorization of the preferred shares for quotation in an interdealer quotation system of a registered national securities association;



                  (9) the terms and conditions, if applicable, upon which the preferred shares will be convertible into, or exchangeable for, any of our other equity securities, including the title of any such securities and the conversion or exchange price therefor;



                  (10) a discussion of federal income tax considerations applicable to the preferred shares; and

                  (11) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.


         Subject to the terms of our Operating Agreement, we may issue additional series of preferred shares at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors shall determine, all without further action of the shareholders.

DISTRIBUTIONS

         Holders of any series of preferred shares will be entitled to receive cash distributions when, as and if declared by our board of directors out of our funds legally available therefor, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each distribution will be payable to holders of record as they appear on our share ledger on the record date fixed by the board of directors. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

LIQUIDATION RIGHTS

         Our Operating Agreement provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of a merger or consolidation of MuniMae, no distributions will be made to holders of any class of our capital shares until after payment or provision for payment of our debts or liabilities. The applicable prospectus supplement will specify the amount and type of distributions to which the holders of any series of preferred shares would be entitled upon the occurrence of any such event.

REDEMPTION

         If so provided in the applicable prospectus supplement, the preferred shares will be redeemable in whole or in part at our option, at the times, at the redemption prices and in accordance with any additional terms and conditions set forth therein.

VOTING RIGHTS

         Except as indicated in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of any series of preferred shares will not be entitled to vote.

CONVERSION

         The terms and conditions, if any, on which the preferred shares are convertible into any other class of our securities will be set forth in the prospectus supplement relating thereto. Those terms will include the designation of the security into which the preferred shares are convertible, the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares. In the case of conversion of the preferred shares into common shares or into any of our other securities for which there exists an established public trading market at the time of such conversion, such terms may include provisions under which the amount of such security to be received by the holders of the preferred shares would be calculated according to the market price of such security as of a time stated in the prospectus supplement.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the preferred shares will be named in the applicable prospectus supplement.

                           DESCRIPTION OF OUR WARRANTS

         We may issue warrants for the purchase of our common shares, preferred shares or any combination thereof. Warrants may be issued independently, or together with any other securities offered by a prospectus supplement, and may be attached to or separate from such securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following description sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

         (1)      the title of the warrants;

         (2)      the aggregate number of warrants;

         (3)      the price or prices at which warrants will be issued;

         (4) the designation, number and terms of the common shares, preferred shares or combination thereof, purchasable upon exercise of the warrants;

         (5) the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each such security;

         (6) the date, if any, on and after which such warrants and the related underlying securities will be separately transferable;

         (7) the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

         (8) the date on which the right to exercise the warrants shall commence and the date on which the right will expire;

         (9) the minimum amount of the warrants that may be exercised at any one time;

         (10)     information with respect to book-entry procedures, if any;

         (11) a discussion of federal income tax considerations applicable to the warrants; and

         (12) any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

                              PLAN OF DISTRIBUTION

         We may sell the common shares, preferred shares and warrants:

         -    directly to purchasers;

         -    through agents; or

         -    through underwriters or dealers.

         Offers or sales of those securities may include secondary market transactions of our affiliates.

         The prospectus supplement with respect to any securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from the sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any national securities exchanges on which such securities may be listed. Underwriters and agents in any distribution contemplated hereby may from time to time include Cantor Fitzgerald & Co. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so, and we may also sell securities at market from time to time.

         Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us, as the case may be, to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agency will be acting on a best efforts basis for the period of its appointment which is ordinarily five business days or less.

         Shares may be sold in one or more of the following transactions:

         - block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to the prospectus supplement;

         - a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

         - ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

         - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and

         - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

         If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make releases of the securities in respect of which this prospectus is delivered to the public.


         If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by that dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.



         Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act.


         Underwriters, agents, dealers or their controlling persons may be customers of, engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

         Certain of the underwriters may use this prospectus and the prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

                                     EXPERTS

         Our consolidated financial statements at December 31, 2002 and 2001 and for each of the three fiscal years in the period ended December 31, 2002, which are incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent auditors, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2003


PROSPECTUS

                                  $750,000,000

                        MIDLAND FINANCIAL HOLDINGS, INC.
                         JUNIOR SUBORDINATED DEBENTURES

                              MFH FINANCIAL TRUST I
                             MFH FINANCIAL TRUST II
                             MFH FINANCIAL TRUST III
                              PREFERRED SECURITIES


                              EACH AS GUARANTEED BY


                        MUNICIPAL MORTGAGE & EQUITY, LLC








         The MFH Financial Trusts may offer from time to time preferred securities guaranteed by Municipal Mortgage & Equity, LLC. This prospectus provides you with a general description of the preferred securities each trust may offer. Each time a trust offers preferred securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the preferred securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the preferred securities, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the preferred securities that the trusts are offering.

         This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.


         YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" SET FORTH IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this prospectus is     , 2003.

                                TABLE OF CONTENTS


Where You Can Find More Information.........................................................................       4

Incorporation of Certain Documents by Reference.............................................................       4

Forward-Looking Information.................................................................................       5

MMA Financial...............................................................................................       6

Risk Factors................................................................................................       7

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends...................................      17

The Trusts..................................................................................................      17

Use of Proceeds.............................................................................................      18

Description of the Preferred Securities.....................................................................      18

Description of the Preferred Securities Guarantees..........................................................      22

Description of the Junior Subordinated Debentures and the Related Guarantees................................      25

Certain Covenants of MuniMae and MFH........................................................................      27

Effect of Obligations under the Junior Subordinated Debentures, the Debenture Guarantee and the
       Preferred Securities Guarantees......................................................................      32

Plan of Distribution........................................................................................      33

Legal Matters...............................................................................................      34

Experts.....................................................................................................      34



         Until May 2001 we operated the business of Municipal Mortgage & Equity, LLC under the name "MuniMae." Between May 2001 and June 2003, we operated under the trade name "MuniMae Midland," and since June 2003 we have operated under the trade name "MMA Financial." Our legal name remains Municipal Mortgage & Equity, LLC even though we refer to Municipal Mortgage & Equity, LLC together with all of its subsidiaries, as "MMA Financial." In this prospectus, the terms "we," "us," "our" and "ours" each refer to MMA Financial. Municipal Mortgage & Equity, LLC is a Delaware limited liability company that is treated as a partnership for federal income tax purposes. Not all of its subsidiaries are treated as partnerships. We refer to "MuniMae" when we discuss only the parent of all of the MMA Financial entities -- Municipal Mortgage & Equity, LLC -- and not the subsidiaries.



         References in this prospectus to "MFH" are to Midland Financial Holdings, Inc. References in this prospectus to "MFH Financial Trusts," the "trust" or the "trusts" are to MFH Financial Trust I, MFH Financial Trust II and MFH Financial Trust III, respectively or collectively, and each an "MFH Financial Trust."



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN ANY PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS AND TO WHICH WE OR ANY OF THE MFH FINANCIAL TRUSTS HAVE REFERRED YOU. NEITHER WE NOR THE MFH FINANCIAL TRUSTS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities in respect of which this prospectus is being delivered. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities, we refer you to the registration statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.


         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file reports, proxy statements and other information with the Commission. Copies of the registration statement, as well as such reports, proxy statements and other information filed with the Commission, can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, and 233 Broadway, New York, New York 10279. We file our reports, proxy statements and other information with the Commission electronically. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at www.sec.gov. Our common shares are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning us can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


         1.       Our Annual Report on Form 10-K for the year ended December 31,
                  2002;



         2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;



         3. Our Current Reports on Form 8-K filed with the Commission on May 15, 2003, July 10, 2003 and July 18, 2003;



         4. Our Current Reports on Form 8-K/A filed with the Commission on August 13, 2003, September 15, 2003 and September 17, 2003; and



         5. Our prospectus/consent solicitation statement included in our registration statement on Form S-4 (File No. 33-99088), as declared effective by the Commission on May 29,

                  1996, as it relates to the description of our common shares contained under the caption "Description of Shares" and incorporated by reference into Item 1 of Form 8-A (File No. 001-11981) filed with the Commission on July 25, 1996 pursuant to Section 12(b) of the Exchange Act, including all amendments and reports updating such description.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

                        Municipal Mortgage & Equity, LLC
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                          Attention: Angela Richardson
                                 (888) 788-3863

         We have not included separate financial statements for each of the trusts in this prospectus. We do not believe that holders of the preferred securities would find these financial statements meaningful because:


         - all of the voting securities of each of the trusts will be owned by MFH;



         - none of the trusts has independent assets, operations, revenues or cash flows and each exists for the sole purpose of issuing the preferred securities and investing the proceeds in junior subordinated debentures issued by MFH; and



         - the obligations of MuniMae described in this prospectus and in any accompanying prospectus supplement constitute a full and unconditional guarantee of payments due on the preferred securities.


         The trusts do not, and will not, file reports with the SEC.

                           FORWARD-LOOKING INFORMATION


         This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in this prospectus in the section entitled "Risk Factors" and are also described elsewhere in this prospectus and in the accompanying prospectus supplement. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the respective dates of this prospectus and the accompanying prospectus supplement, and we undertake no obligation to update publicly any such statements.

                                  MMA FINANCIAL


         We invest in, and earn origination, asset management and other fees from, multifamily housing and other real estate financings. At June 30, 2003, we owned or managed a portfolio of debt and equity investments secured directly or indirectly by 933 properties that contained a total of 96,168 units and were located in 48 states and the U.S. Virgin Islands. Our operations consist of two business segments:


         - An investing segment consisting of subsidiaries that hold investments producing primarily tax-exempt interest income. A significant portion of our investments are tax-exempt mortgage revenue bonds or interests in tax-exempt mortgage revenue bonds issued by state and local governments or their agencies or authorities to finance affordable multifamily housing developments. Multifamily housing developments, as well as the rents paid by the tenants, typically secure these investments. The investments owned by this segment also include other housing-related securities, including tax-exempt bonds issued by community development districts to finance the development of infrastructure supporting single-family housing developments and secured by specific payments or assessments pledged by the local improvement district that issues the bonds.

         - An operating segment that provides servicing, loan origination and tax credit syndication and other equity placement services. These operations and the equity investments made by this segment generate taxable income.


         MuniMae is organized as a Delaware limited liability company. This structure allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income MuniMae derives from certain investments remains tax-exempt when MuniMae passes the income through to shareholders. We conduct most of the business of our operating segment through corporate subsidiaries, which do not have the pass-through and other tax advantages of limited liability companies. Absent the impact of capital gains and losses, approximately 100% of our net income for the three years ended December 31, 2002 was tax-exempt. While we produce taxable income each year, we had deductions sufficient to offset the great majority of our taxable income.


         The key elements of our strategy are:

         - SELECTIVE INVESTMENTS. We acquire new assets, primarily secured by multifamily housing developments, that have characteristics similar to our other investments and possess attractive returns.

         - INTENSIVE ASSET MANAGEMENT. We seek to maximize current and future cash flow through active management of our investments. To achieve this goal, we utilize strategic asset management plans to maximize collections of debt service payments while maintaining the long term economic viability of the properties securing our investments. On a portfolio-wide basis, we conduct ongoing site visits and inspections, managing agent assessments, budget reviews, market analyses and periodic operating statement reviews, and also monitor the capital plans for each property. We have the opportunity to realize greater returns on some of our investments if the underlying properties perform well.

         - BALANCED FUNDING STRATEGY AND DIVERSE SOURCES OF CAPITAL. We utilize a combination of equity financing, debt financing and securitizations of our assets to finance the acquisition of our investments and manage interest rate risks. This allows us to manage our cost of capital and cash flows from our investment portfolio while funding acquisitions. In order to reduce our dependency on any one counterparty, in case, for example, that party ceases to offer securitization programs or is no longer able to perform its obligations under its existing securitizations, we began diversifying our securitization programs and counterparties significantly in 2000. Our capital providers include commercial banks, pension funds, government-sponsored entities, investment banks and other institutional investors.


         - RANGE OF PRODUCT LINES. We have diversified product lines, including investments that generate taxable income, tax credit equity syndication and other equity placement and investment advisory services. Our product lines create a full service, one-stop resource for tax-exempt and taxable financing to the multifamily housing markets. In addition, we have increased our investment in new product types in order to capitalize on opportunistic situations and to identify potential new investment programs.


         We use our combination of real estate and tax-exempt investment expertise to select and manage our investments and to develop financing opportunities. Our senior management team, led by Mark K. Joseph, Chairman and Chief Executive Officer, has an average of eight years of experience with us and our affiliates, and an average of 21 years of experience in the real estate industry.


         Our executive offices are located at 218 North Charles Street, Suite 500, Baltimore, Maryland 21201 and our telephone number is (443) 263-2900. Our website is www.mmafin.com. We do not incorporate by reference the contents of our website into this prospectus.


                                  RISK FACTORS



         Before you invest in our securities you should be aware that the occurrence of any of the events described below and elsewhere in this prospectus and the applicable prospectus supplement could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all of the other information included in this prospectus and the applicable prospectus supplement, before you decide to purchase our securities.



THE PROPERTIES SECURING OUR INVESTMENTS MAY NOT GENERATE SUFFICIENT INCOME TO MAKE THE PAYMENTS DUE TO US.



         One of the major risks of owning investments secured by multifamily residential properties is the possibility that the owner of the property securing an investment does not make the payments due to us. The following is a list of some of the things that might cause us to receive less income from our investments than we expect:



         - Adverse economic conditions, either local, regional or national, may limit the amount of rent that can be charged for rental units at the properties. Adverse economic conditions may also result in a reduction in timely rent payments or a reduction in occupancy levels.



         - Occupancy and rent levels may decrease due to the construction of additional housing units or the establishment of rent stabilization or rent control laws or similar arrangements.



         - A decline in the level of mortgage interest rates and other changes in the mortgage finance market, such as the increasing availability of zero-downpayment mortgages, may encourage tenants in multifamily rental properties to purchase housing, which may reduce the demand for rental housing.



         - City, state and federal housing programs that subsidize many of the properties impose rent limitations and may limit the ability of the operators of the properties to increase rents. This may discourage operators from maintaining the properties in proper condition during periods of rapid inflation or declining market value of the properties. In addition, the programs may impose income restrictions on tenants, which may reduce the number of eligible tenants in the properties and result in a reduction in occupancy rates. Even if a property is not subject to legal restrictions on the amount of rent that may be charged to low and moderate income tenants, rental market conditions and other factors may result in reduced rents.



         - Tenants who are eligible for subsidies or similar programs may not find the differences in rents between the subsidized or supported properties and other multifamily rental properties in the same area to be a sufficient economic incentive to reside at a subsidized or supported property, which may have fewer amenities or otherwise be less attractive as a residence.



         - Expenses at the property level, including but not limited to capital needs, real estate taxes and insurance, may increase.



         All of these conditions and events may increase the possibility that a property owner may be unable to meet its obligations with respect to mortgage bonds supporting our investments. This could affect the amount of cash that we may have available to make guarantee payments.



OUR INCOME WOULD BE ADVERSELY AFFECTED BY DECLINING PROPERTY VALUES AND PROPERTY PERFORMANCE.



         Our business would be adversely affected by periods of economic slowdown or recession that result in declining property values or property performance, particularly declines in the value or performance of multifamily properties. Any material decline in property values weakens the value of the properties as collateral for our investments, may require us to post additional assets as collateral (which limits our ability to generate income from those assets) and increases the possibility of a loss in the event of a default. Additionally, some of our income comes from contingent interest on participating tax-exempt mortgage revenue bonds and equity investments in partnerships that own multifamily housing developments. Accordingly, a decline in the performance of the related multifamily housing developments would likely have a negative effect on the amount of cash that we may have available to make guarantee payments.



SUBSTANTIALLY ALL OF OUR INVESTMENTS ARE ILLIQUID.



         There is no regular trading market for substantially all of our investments. This lack of liquidity would be worse during turbulent market conditions or if any of our tax-exempt bonds become taxable or go into default. If we require additional cash during a turbulent market, we may have to sell our investments on unfavorable terms. In addition, the illiquidity associated with our investments makes them hard to value and may cause significant changes in the fair value of our investments, which would be reflected in our book value and other comprehensive income.



WE MAY SUFFER ADVERSE CONSEQUENCES FROM CHANGING INTEREST RATES NOTWITHSTANDING OUR HEDGING STRATEGIES.



         Changes in interest rates. A decrease in market interest rates may result in a bond issuer redeeming or a bond borrower prepaying or refinancing the bond prior to its stated maturity. We may not be able to reinvest the proceeds of any redeemed investment at an attractive rate of return. This may adversely affect our ability to generate sufficient income to make guarantee payments.



         An increase in market interest rates may lead our securitization counterparties or prospective purchasers of our existing investments to demand a higher annual yield than they currently receive. This could increase our cost of capital and reduce the market value of our investments, and may result in a reduction, possibly to zero, of interest distributions we receive from our residual trust interests. These occurrences would adversely affect the amount of cash that we have available to make guarantee payments. In addition, an increase in market interest rates could lead to a decrease in the value of some of our investments. This could cause some counterparties to demand additional collateral to preserve our existing short-term securitization facilities. To the extent that additional collateral could not be provided to satisfy these demands, these securitization facilities could be terminated, which could also adversely affect the amount of cash that we have available to make guarantee payments.



         Hedging Strategies. Developing an effective interest rate risk management strategy is complex, and no strategy can completely insulate us from all potential risks associated with interest rate changes. There is a significant risk that we could be required to liquidate investments to satisfy margin calls if interest rates rise or fall dramatically. In addition, hedging involves transaction costs. If we hedge against interest rate risks, we may substantially reduce our net income or adversely affect our financial condition. Furthermore, there can be no assurance that our interest rate hedging activities will protect us fully against all of the risks involved.



         To reduce our exposure to rising interest rates, we often enter into interest rate hedges. Net payments received by us from our interest rate hedges, if any, will be taxable income, even though the investments we are hedging typically pay tax-exempt interest. We enter into hedges for limited time periods that are typically substantially shorter than the term of our interest rate exposure. There can be no assurance that we will be able to enter into new hedges at favorable prices, or at all, when the existing arrangements expire, a risk that is increased by our use of a strategy that requires us to enter into new arrangements often. In addition, while we have historically hedged most of our securitization-related floating rate exposure using interest rate swaps, we may reevaluate our interest rate risk management policies and determine to hedge less of our securitization-related floating rate risk as we grow and diversify our product lines.



OUR INCOME DEPENDS ON THE PERFORMANCE OF COUNTERPARTIES TO OUR CONTRACTUAL OBLIGATIONS.



         All of our income is derived from contractual obligations to make payments to us. Some of our structured transactions, such as the securitization transactions, are extremely complex. See "-- Other parties have priority on the interest and principal of some of our investments, including where we have issued guarantees." We also engage in limited amounts of buying and selling of hedging products and mortgage instruments, including, but not limited to, buying and selling total return swaps and financial futures contracts and options on financial futures contracts and trading forward contracts in order to hedge bond purchase commitments. These instruments are complex and can produce volatile results, including margin calls. Hedging and participating in structured transactions, particularly of a complex nature, exposes us to the credit risks of our counterparties who may in certain circumstances not pay or perform under their contracts. Accordingly, we cannot assure you that our investment or hedging strategies will have the desired results.



WE HAVE OFF-BALANCE-SHEET FINANCING.



         We have in the past obtained, and may in the future obtain, a portion of our funding from securitizing tax-exempt bonds. When we securitize a bond and purchase only subordinate certificates, our rights are subordinate to the payment in full of the value of outstanding senior certificates. In addition, we are the guarantor on $16.2 million of demand notes relating to loans we made and then sold. See "-- Other parties have priority on the interest and principal of some of our investments, including where we have issued guarantees." Under our policies in effect prior to September 30, 2001, and consistent with generally accepted accounting principles, we did not include these obligations and the related assets on our balance sheet. Although generally accepted accounting principles allow us to keep similar financing generated by future securitization transactions off our balance sheet, due to potential accounting issues associated with off-balance-sheet transactions we decided to change our policies for most transactions entered into after September 30, 2001. Under our new policies, we intend to treat all future securitization transactions in which we own interests in the bonds prior to their securitization as borrowings and include the senior certificate obligations and the related assets on our balance sheet. We do not expect to change our accounting treatment for the senior certificates and demand notes that were treated as off-balance-sheet obligations as of September 30, 2001. The amount of those obligations as of June 30, 2003 was $119.9 million. In addition, we continue to create off-balance-sheet debt when we acquire subordinate securities from securitizations in which we did not own an interest in the bonds prior to their securitization. The amount of those obligations as of June 30, 2003 was $86.6 million. We may change these policies at any time in the future.



         Investors may become concerned about investing in us or any company that has significant off-balance-sheet financings. If investors or other parties determine that our off-balance-sheet financing adversely affects their willingness to own an interest in or engage in transactions with us, our business and our ability to generate cash sufficient to make guarantee payments would be negatively affected.



OTHER PARTIES HAVE PRIORITY ON THE INTEREST AND PRINCIPAL OF SOME OF OUR INVESTMENTS, INCLUDING WHERE WE HAVE ISSUED GUARANTEES.



         Investments owned by MuniMae TE Bond Subsidiary, LLC. We own 100% of the common shares of one of our subsidiaries, TE Bond Subsidiary, LLC; however, TE Bond Subsidiary has also issued $168.0 million of preferred shares to third parties. The holders of the preferred shares have the first right to income and principal of the investments held by the subsidiary, up to the liquidation preference of the preferred shares of $168.0 million plus unpaid distributions upon any liquidation. The investments in TE Bond Subsidiary represented $672.7 million of fair value or 42.0% of our gross assets as of June 30, 2003 and generated $31.1 million or 45.8% of our gross income for the six months ended June 30, 2003. As of June 30, 2003, 85.4% of the fair value of our tax-exempt bonds and other bond-related investments was held by TE Bond Subsidiary. Holders of the subsidiary's preferred shares are entitled to an aggregate of $12.0 million in distributions per annum.



         Securitized or Collateralized Investments. We securitize some of our investments that generate tax-exempt income to provide funds for other investments at what we believe is a low cost relative to the cost of other forms of financing. In a typical short-term securitization, we cause tax-exempt bonds to be deposited into a trust. The trust sells short-term floating rate interests in the trust, which have first priority on the cash flow from the deposited tax-exempt bonds, to third party investors. We purchase from the trust the right to receive the interest remaining after the trust makes payments to the holders of the senior floating rate interests, which is called a residual interest. In the event the trust cannot meet its obligations, all or a portion of the deposited tax-exempt bonds may be sold to satisfy the obligations to the holders of the senior interests. Therefore, cash flow from these tax-exempt bonds may not be available to pay any amounts on our residual interests. In the event of the liquidation of the tax-exempt bonds, no payment will be made to us except to the extent that the sale price received for the tax-exempt bonds exceeds the amounts due on the senior obligations of the trust.

         Typically the payment of the interest and principal on the senior floating rate interests is guaranteed by a third-party credit enhancement provider. We also typically pledge tax-exempt bonds, but may pledge other types of assets, to secure the credit enhancement provider's guarantee of payment to the holders of the senior floating rate certificates. If the trust has insufficient income to repay the short-term senior floating rate certificates and the third party is required to repay the senior floating rate certificates, our pledged assets may be sold to reimburse the third party for its advance of funds and we may lose the cash flow from the tax-exempt bonds and our ownership interest in them. Our ability to remedy defaults inside the trust is limited. At June 30, 2003, $318.9 million or 40.5% of the fair value of our tax-exempt bonds and bond-related investments (in addition to the tax-exempt bonds that are the subject of the securitization) was pledged to secure repayment by a third party of $401.9 million in principal amount of short-term senior floating rate certificates. These assets that were pledged as collateral produced $26.0 million or 37.1% of our pro forma annual interest income from bonds and other bond-related investments.



         In addition to short-term securitizations, we also utilize longer term fixed-rate securitizations. The interests sold from the longer term securitization trusts bear interest at a fixed rate or at a fixed rate for several years and then are subject to a remarketing. Similar to short-term securitizations, we pledge other tax-exempt bonds that we own to secure our repayment obligation. At June 30, 2003, approximately $65.6 million or 8.3% of the fair value of our tax-exempt bonds and bond-related investments (in addition to the tax-exempt bonds that are the subject of the securitization) was pledged to secure repayment of the $119.0 million in principal amount of senior trust certificates issued by the securitization facilities. The assets that were pledged as collateral produced $10.0 million or 14.2% of our pro forma annual interest income from bonds and bond-related investments.



         Subordinated Investments. A portion of our investments are subordinated securities or interests in bonds that are junior in right of payment to other bonds, notes or instruments. At June 30, 2003, these investments represented $68.8 million or 8.7% of the fair value of our tax-exempt bonds and bond-related investments and produced $6.0 million or 8.5% of our pro forma annual interest income from tax-exempt bonds and other bond-related investments. Among the risks of these investments are that borrowers may not be able to make payments on both the senior and the junior interests and that the value of the underlying asset may be less than the amounts owed to both the senior and the junior interest holders. As a consequence, we, as a holder of the junior security, could receive less than the full and timely repayment of our investment. Moreover, the holders of the senior interests may control the ability to enforce remedies. Without the consent of the senior holders, we will have limited ability to take actions that might protect our interests. If the cash flow with respect to a particular investment is not sufficient to make full payments on the junior interests, our ability to make payments in respect of our guarantees could be adversely affected.



         We have obligations under guarantee and loss sharing agreements. As part of our regular business, we sometimes guarantee obligations of third parties and agree to share losses, if any, with investors and other counterparties. These commitments include guarantees of payment on bank credit lines, tax indemnities to holders of preferred shares issued by one of our subsidiaries, guarantees of performance on certain financing and swap agreements and guarantees of payment and loss sharing agreements with Fannie Mae and other financial partners. We assume these obligations to facilitate the completion of some investments we make and transactions we structure, and to increase the yield we can offer investors and realize ourselves or decrease the rate charged to us by investors or lenders. If we were required to fulfill our obligations on one or more of these commitments, our ability to make payments in respect of our guarantees would be adversely affected.

WE HAVE DEBT THAT COULD ADVERSELY AFFECT OUR BUSINESS AND GROWTH PROSPECTS.

        We are party to a number of credit facilities and other borrowings that could have significant adverse effects on our business. This debt makes it more difficult for us to obtain additional financing on favorable terms, requires us to dedicate a substantial portion of our cash flows from operations to the repayment of principal and interest on our debt, imposes on us operating and financial restrictions that may impair our ability to respond to changing business and economic conditions or to grow our business and makes us more vulnerable to economic downturns. If we are unable to generate sufficient cash flows from operations in the future, we may have to refinance all or a portion of our debt and/or obtain additional financing. We cannot assure you that we will be able to obtain refinancing or additional financing on favorable terms.

WE HAVE LIMITED RECOURSE UPON A TAX-EXEMPT MORTGAGE REVENUE BOND DEFAULT OR UPON THE BANKRUPTCY OF A BORROWER UNDER A MORTGAGE BOND.



         Although state or local governments or their agencies or authorities issue the tax-exempt mortgage revenue bonds that we own (or which underlie many of our investments), the tax-exempt mortgage revenue bonds are not general obligations of any state or local government. No government is liable under the tax-exempt mortgage revenue bonds, nor is the taxing power of any government pledged to the payment of principal or interest under the tax-exempt mortgage revenue bonds. An assignment of the related mortgage loan secures each tax-exempt mortgage revenue bond we own. The loan is secured by a mortgage on the underlying property and an assignment of rents. The owners of the underlying properties are only liable for the payment of principal and interest under the mortgage loans to the extent of the cash flow and sale proceeds from the properties. Accordingly, the revenue derived from the operation of the properties and amounts derived from the sale, refinancing or other disposition of the properties is the sole source of funds for payment of principal and interest to us under the tax-exempt mortgage revenue bonds.



         Our revenue may also be adversely affected by the bankruptcy of a borrower. A borrower under bankruptcy protection may be able to restructure its debt payment and stop making mortgage payments.



WE HOLD INVESTMENTS THAT HAVE FAILED IN THE PAST TO MEET THEIR DEBT SERVICE OBLIGATIONS AND MAY FAIL TO MEET THEIR OBLIGATIONS AGAIN IN THE FUTURE.



         As of June 30, 2003, tax-exempt bonds that accounted for approximately 17.8% of our pro forma annual interest income from tax-exempt bonds and other bond-related investments failed for some period of time to meet their full debt service obligations and five of those bonds continued to be in default at June 30, 2003. In lieu of foreclosure, the deeds to the properties securing two of these tax-exempt bonds were transferred to affiliates of the general partner of our predecessor entity. These two bonds that are in default were acquired by our predecessor and represent approximately 2.3% of our pro forma annual interest income from tax-exempt bonds and other bond-related investments. Additionally, some of our tax-exempt bonds have been refunded on terms that defer, and in certain circumstances reduce, the debt service obligations on such tax-exempt bonds. We generally have no ability to limit or initiate these refundings. We cannot assure you that defaults and refundings will not occur in the future and that when they do occur, that they will not result in reduced cash flow from our investments.



THE VALUE OF THE COMMON SHARES AND MUNIMAE'S ABILITY TO MAKE DISTRIBUTIONS DEPEND ON THE APPLICATION OF TAX LAWS.



         MuniMae operates as a partnership for federal income tax purposes. This permits MuniMae to pass through most of its tax items -- including taxable income, tax-exempt income, deductions, credits and other tax items -- to shareholders. The listing of common shares on the New York Stock Exchange, however, causes MuniMae to be treated as a "publicly traded partnership" for federal income tax purposes. As a publicly traded partnership, MuniMae will be taxed as a corporation for any taxable year in which less than 90% of its gross income consists of "qualifying income." Qualifying income includes interest (including tax exempt interest), dividends, real property rents, gains from the sale or other disposition of real property or other capital assets held for the production of interest or dividends, and certain other items. In this regard, we represent that, in all relevant prior years of MuniMae and its predecessor's existence, at least 90% of its gross income was qualifying income, and have covenanted to conduct MuniMae's operations in a manner such that at least 90% of its gross income, including tax-exempt income, will constitute qualifying income.



         If, for any reason, less than 90% of MuniMae's gross income constitutes qualifying income, MuniMae would be required to pay federal income tax at regular corporate rates on its net income, with the exception of tax-exempt income. Also, MuniMae's income, deductions, credits and other tax items would not pass through to shareholders, and shareholders would be treated as stockholders in a corporation for federal income tax purposes. In addition, distributions by MuniMae to its shareholders would constitute ordinary dividend income, taxable to the shareholders to the extent of MuniMae's earnings and profits, which would include tax-exempt net income, as well as any taxable net income it may have, reduced by any federal income taxes paid. MuniMae would not be able to deduct the payment of these dividends.



         Limitations on Business Activities. As stated above, MuniMae is not taxable as a corporation under the publicly traded partnership rules, provided it continues to satisfy the 90% qualifying income exception. In determining whether interest is treated as qualifying income under these rules, interest income derived from the active conduct of a lending, banking or similar business is not treated as qualifying income. In this regard, we have represented and covenanted that MuniMae is acting as an investor with respect to its investments and that it has not and will not engage in the active conduct of a lending, banking or similar business. If, for any reason, more than 10% of MuniMae's gross income constitutes non-qualifying income, such as interest derived from the active conduct of a lending, banking or similar financial business, MuniMae will be taxable as a corporation rather than as a partnership for federal income tax purposes, with the attendant negative consequences to MuniMae and shareholders described above.



TAX-EXEMPT NET INCOME COULD DECREASE IF THE FOCUS OF OUR BUSINESS CHANGES.



         If the operating segment of our business, which generates taxable income, represents a larger percentage of our business in the future or if we invest in a larger percentage of taxable investments, the percentage of our net income that is tax-exempt could decrease significantly. Additionally, MuniMae receives interest income on intercompany loans MuniMae makes to MFH, a corporate subsidiary, and MuniMae also receives dividend income from MFH. Unlike tax-exempt distributions from a subsidiary organized as a limited liability company that can act as a pass through entity, taxable interest income and dividend income from a corporation are not tax-exempt. The percentage of our net income that is tax-exempt could decrease significantly if, and to the extent, we receive interest or dividends from MFH. Investors may be less willing to fund our operations if the after-tax return on their investment decreases, which could raise our cost of financing and decrease the amount of cash available for guarantee payments.



ENVIRONMENTAL PROBLEMS AT THE PROPERTIES SECURING OUR INVESTMENTS COULD REDUCE THE INTEREST PAYMENTS TO US AS WELL AS THE VALUE OF THE COLLATERAL SECURING THE INVESTMENT AND THE INVESTMENT ITSELF.



         Our bond and bond-related investments are generally secured by real estate. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is generally liable for the costs of removal or remediation of hazardous or toxic substances released on, above, under or in such property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of these substances. The costs of removal or remediation could be substantial and could negatively impact the availability of cash flow at the property level for payments on our investments. Independent environmental consultants have conducted Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) with respect to all but four of the properties as of June 30, 2003. As of June 30, 2003, our bond and bond-related investments secured by these four properties represented less than 5% of our pro forma annual interest income from tax-exempt bonds and other bond-related investments. We cannot assure you that the environmental assessments or our inspections have revealed all environmental liabilities and problems relating to the properties or that nothing has occurred since the completion of such assessments. Additionally, we cannot assure you that the properties on which no environmental assessment was conducted do not contain regulated toxic or hazardous substances. We intend that all investments acquired in the future will have Phase I environmental site assessments.



A PORTION OF OUR INCOME IS SUBJECT TO THE RISKS OF INVESTING IN ASSISTED LIVING FACILITIES AND/OR CONGREGATE CARE FACILITIES.



         As of June 30, 2003, five of the properties underlying our investments are assisted living or other elder care facilities. We may acquire additional investments secured, directly or indirectly, by assisted living and/or congregate care facilities. In addition to the risks associated with investing in tax-exempt mortgage revenue bonds, investments that are secured by assisted living or other congregate care facilities are subject to risks related to the operation and regulation of the facility because under many state laws these facilities may be subject to regulation as healthcare providers. Assisted living and elder care facilities are subject to additional regulatory oversight, licensing requirements, restrictions on evicting tenants and zoning. Finally, the residents of assisted living or other congregate care facilities are generally elderly, disabled or other similarly situated individuals. Many of these residents may have limited financial means or may participate in federal or state assistance programs. To that extent, operators of the facility may have difficulty increasing rates or revenues or may have difficulty collecting payments in excess of the federal or state assistance that the residents receive, which could depress the value of the facility and adversely impact the facility's ability to service its mortgage obligations.



A PORTION OF OUR INCOME IS SUBJECT TO THE RISKS OF INVESTING IN STUDENT HOUSING FACILITIES.



         Three of the properties underlying our tax-exempt mortgage revenue bonds were student housing facilities as of June 30, 2003. In addition to the risks associated with investing in tax-exempt mortgage revenue bonds, investments that are secured by student housing facilities are subject to risks associated with a primarily student population and the facility's relationship with nearby educational institutions. Moreover, recent Internal Revenue Service audit activity of bonds financing certain student housing facilities could adversely affect the value of our investments in the market.



A PORTION OF OUR INCOME IS SUBJECT TO THE RISKS OF INVESTING IN OTHER REAL ESTATE INVESTMENTS.



         We have acquired three and may acquire other investments related to large scale real estate developments, including single-family housing developments. The risks associated with these investments may be different from those associated with investing in tax-exempt multifamily bonds because many of these investments are secured only by specific payments pledged by the local government or local improvement district that issues the bonds. Some of these investments are secured by assessment payments imposed on the residents of the development. Other investments are secured by special taxes or tax increments imposed on the development. Periods of economic decline may affect the ability of residents of the development to pay assessments or taxes. Additionally, a decline in the property value of the development would reduce any taxes that secure the bonds. Further, many of these developments, and related local infrastructures, have not been constructed when the bonds are issued, so that an economic decline could affect the construction schedule and subsequent sale of the development to residents, in which case the value of assessments or taxes paid or the value of the tax increment would be adversely affected. Because these financings are generally not secured by a mortgage, a decline in assessments or taxes increases the possibility of a loss in the event of a default.



WE ARE NOT REQUIRED TO BE REGISTERED UNDER THE INVESTMENT COMPANY ACT AND WOULD NOT BE ABLE TO CONDUCT OUR BUSINESS AS WE CURRENTLY CONDUCT IT IF WE BECAME REQUIRED TO BE REGISTERED.



         We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940. We are exempt from registration because, directly and through majority owned subsidiaries, we are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. In order to qualify for this exemption, according to current interpretation of the staff of the Securities and Exchange Commission, we must maintain at least 55% of our assets directly in mortgages and other liens on and interests in real estate, with the balance of our assets in real estate-type interests. Unless an investment represents all of the certificates issued with respect to a pool of mortgages, the investment may be treated as separate from the underlying mortgage loans and, thus, may not be considered as a qualifying interest for purposes of the 55% requirement. Additionally, we must own "whole" bonds in order for our mortgage bonds to be considered qualifying interests for purposes of the 55% requirement. Our residual interests and some of our tax-exempt bonds, however, are not qualifying interests. The requirement that we maintain 55% of our assets in qualifying interests may inhibit our ability to acquire assets or to securitize additional interests in the future. If we fail to qualify for an exemption from registration as an investment company, we would be unable to conduct our business as we currently conduct it which could result in penalties and additional operating costs. Additionally, each of our subsidiaries must qualify individually for an exemption from registration. Even if we maintain our current exemption, if one or more of our subsidiaries becomes subject to registration, we would be unable to conduct our business as we currently do.



RISKS ASSOCIATED WITH REDEMPTION OF OUR SECURITIES.



         After our formation in 1996, we issued four kinds of securities. Our Operating Agreement required us to redeem all of these securities, other than our common shares, upon the occurrence of certain events relating to a pool of bonds originally acquired by our predecessor. As some of these events occurred, we redeemed portions of the securities. In January 2002, an affiliate of Merrill Lynch acquired custodial receipts representing interests in five of the bonds that had been owned by our predecessor. After Merrill Lynch acquired the custodial receipts, we redeemed the remaining outstanding securities, other than our common shares. There can be no assurance that the former holders of these securities will not challenge the values we assigned to, or the redemption of, their shares.



WE DEPEND ON PENSION FUNDS TO FUND A PORTION OF THE ACTIVITIES CONDUCTED BY OUR OPERATING SEGMENT.

        A significant portion of the construction lending we originate through MFH is facilitated by our access to the funds in a trust we advise, named Midland Affordable Housing Group Trust (the "Group Trust"). The Group Trust is funded by a group of pension funds that are under no obligation to continue their investments in the trust. Pension funds also invest in a real estate investment trust that we advise. If these pension funds were to liquidate their investments in the Group Trust or the REIT, our ability to grow our operating segment would be impaired until such time as we obtained alternative sources of capital and advisory fees and other income.

CERTAIN OFFICERS AND DIRECTORS AND ENTITIES THEY CONTROL MAY HAVE CONFLICTS OF INTEREST WITH US.



         An affiliate of our Chairman provides property management functions for some of the properties securing our investments. This affiliate receives property management fees under management contracts. Our management believes that these contracts provide for fees that are at or below market rates. These management contracts will continue to be renewed only if they are providing property management services at a price competitive with the prices that would be charged by independent third parties for comparable goods and services in the same geographic location and, in the case of any management contract with any company managed or controlled by any member of our board of directors, the contract is approved by a majority of our independent directors. Nonetheless, conflicts may exist in determining whether to renew or terminate these management contracts and in setting the fees payable under these contracts because any change in the fees could affect the amounts available to make payments under the related tax-exempt mortgage revenue bonds.



         Mark K. Joseph, Chairman of our board of directors and Chief Executive Officer controls, and Michael L. Falcone, our President, Chief Operating Officer and a director owns, interests in entities that own some of the properties that secure our investments. As a result, these entities could have interests that do not coincide with, or even are adverse to, our interests. These entities could choose to act in accordance with their own interests, which could adversely affect us. Among the actions these entities could take might be selling a mortgaged property, thereby causing a redemption event for our investment at a time and under circumstances that could be disadvantageous to us.



         Additionally, Mr. Joseph, Mr. Falcone and Gary A. Mentesana, our Senior Vice President and Chief Capital Officer, serve on the board of directors of MuniMae TE Bond Subsidiary. As directors of this subsidiary, they have fiduciary responsibilities to holders of the subsidiary's preferred shares, owned by third parties, and the subsidiary's common shares owned by us. There may be instances where the interests of the subsidiary and its shareholders may not coincide with, or may even be adverse to, the interests of the holders of our common shares.



OUR BUSINESS COULD BE HINDERED IF WE ARE UNABLE TO COMPLETE AND INTEGRATE ACQUISITIONS SUCCESSFULLY.



         On July 1, 2003, we acquired the Housing and Community Investing unit ("HCI") of Lend Lease Real Estate Investments, a subsidiary of Australia-based Lend Lease Corporation Limited. Integration of acquisitions involves a number of risks, including the diversion of management's attention to the assimilation of the operations of businesses we have acquired, difficulties in the integration of operations and systems and the realization of potential operating synergies, the assimilation and retention of the personnel of the acquired companies, challenges in retaining the customers of the combined businesses and potential adverse effects on operating results. If we are unable to successfully complete and integrate strategic acquisitions such as HCI in a timely manner, our business and our growth strategies could be negatively affected.



OUR BOARD OF DIRECTORS MAY UNILATERALLY EFFECT CHANGES IN INVESTMENT, FINANCING AND CERTAIN OTHER POLICIES.



         Our major policies, including policies with respect to acquisitions, financing, growth, debt, capitalization, interest rate risk management and distributions, will be determined by our board of directors. Although the board of directors has no present intention to change our business plan, the board of directors may amend or revise these and certain other policies from time to time without a vote of shareholders. Accordingly, you will have no control over changes in our policies, and changes in our policies may not fully serve your interests.



TERRORIST ATTACKS OR ACTS OF WAR MAY SERIOUSLY HARM OUR BUSINESS.



         Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems and properties securing our investments, which could significantly impact our financial condition. The threat of terrorist attacks in the United States since September 11, 2001 continues to create many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility may cause greater uncertainty and cause our business to suffer in ways that we currently cannot predict. The military action taken by the United States and its allies in Iraq could have a short or long term negative economic impact upon the financial markets and our business in general. In addition, events such as those referred to above could cause or contribute to a general decline in equity valuations, which in turn could reduce the market value of your investment in our securities.



    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



         The following table sets forth our ratio of consolidated earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2003, and each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998.




                                                      (UNAUDITED)            FISCAL YEAR ENDED DECEMBER 31,
                                                   SIX MONTHS ENDED    -----------------------------------------
                                                     JUNE 30, 2003      2002     2001     2000     1999     1998
                                                    --------------      ----     ----     ----     ----     ----
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS (1)..................          2.777         1.623    1.592    1.750    3.416    12.374



(1) The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consist of income before minority interests (that include equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends received) plus fixed charges (other than any interest that has been capitalized); "fixed charges" consist of interest expense (including amortization of loan costs) and interest that has been capitalized; and "preferred stock dividends" consist of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.


                                   THE TRUSTS

         Each of the trusts is a statutory trust formed under Delaware law pursuant to a declaration of trust, each an "initial declaration," executed by MFH, as sponsor for the trusts, and the MFH Financial trustees, as defined below, for the trusts, and the filing of a certificate of trust with the Delaware Secretary of State.

         Each trust exists for the exclusive purposes of:

         - issuing the preferred securities and common securities representing undivided beneficial interests in the assets of the trust;

         - investing the gross proceeds of the preferred securities and the common securities, together the "trust securities," in junior subordinated debentures issued by MFH; and

         - engaging in only those other activities necessary or incidental to the activities described in the previous two bullets.


         All of the common securities of each trust will be owned by MFH. The common securities will rank equally, and payments will be made pro rata, with the preferred securities of that trust, except that upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. MFH will own common securities of each trust in an aggregate liquidation amount equal to at least three percent of the total capital of each trust. Unless an event of default has occurred and is continuing, the common securities of a trust carry the right to vote and to appoint, remove or replace any of the trustees of that trust.



         Each trust's business and affairs will be conducted by the trustees, whom we refer to as the "MFH Financial trustees." Unless an event of default has occurred and is continuing, MFH will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the MFH Financial trustees of a trust. The duties and obligations of the MFH Financial trustees will be governed by the declaration of that MFH Financial trust. One or more of the MFH Financial trustees for each trust will be employees or officers of or persons affiliated with us, referred to as the "regular trustees." One MFH Financial trustee of each trust will be a financial institution that will be unaffiliated with us and that will act as institutional trustee under the declaration and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended, the "Trust Indenture Act," pursuant to the terms set forth in a prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in Delaware, and otherwise meets the requirements of applicable law, one MFH Financial trustee of each trust will have its principal place of business or reside in the State of Delaware.


         Each MFH Financial Trust has a term of approximately 35 years, but may dissolve earlier as provided in the applicable declaration.

         MFH, as issuer of the junior subordinated debentures, will pay all fees and expenses related to the MFH Financial Trusts and the offering of trust securities, the payment of which will be guaranteed by MuniMae.

         The office of the Delaware trustee for each trust in Delaware, and its principal place of business is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. The principal place of business of each trust will be c/o Municipal Mortgage & Equity, LLC, 218 North Charles Street, Suite 500, Baltimore, Maryland 21201.

                                 USE OF PROCEEDS

         Each trust will use the proceeds of the sale of the trust securities to acquire junior subordinated debentures from MFH. Except as we may otherwise state in any prospectus supplement, MFH intends to add the net proceeds from any sale of its junior subordinated debentures to its general corporate funds, which it may use to repay indebtedness or for other general corporate purposes, including new investments and working capital, funding the continued growth and development of our business and strategic acquisitions.

                     DESCRIPTION OF THE PREFERRED SECURITIES

         Each trust may issue only one series of preferred securities having terms described in the accompanying prospectus supplement. Each series of preferred securities will be issued pursuant to the terms of an amended and restated declaration of trust, a "declaration." Each declaration will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as trustee under the declaration for purposes of compliance with the provisions of the Trust Indenture Act.


         The preferred securities will have those terms, including distribution, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as will be set forth in the declaration or made part of the declaration by the Trust Indenture Act. Each trust will use the proceeds from the sale of these preferred securities to purchase junior subordinated debentures from MFH. The terms of the junior subordinated debentures will mirror the terms of the preferred securities. The terms of the preferred securities and the junior subordinated debentures will be described in the prospectus supplement and may include:


         -        the distinctive designation of the preferred securities;

         -        the number of preferred securities issuable by the trust;

         - the annual distribution rate, or method of determining that rate, for preferred securities and the date or dates upon which those distributions will be payable;

         - whether distributions on preferred securities will be cumulative, and, if so, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

         - the amount or amounts which will be paid out of the assets of the applicable trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of that trust;

         - the obligation, if any, of the applicable trust to purchase or redeem preferred securities issued by that trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, preferred securities issued by that trust will be purchased or redeemed, in whole or in part, pursuant to that obligation;

         - the voting rights, if any, of holders of preferred securities in addition to those required by law or described in this prospectus, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more other trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

         - the terms and conditions, if any, upon which MFH may redeem the junior subordinated debentures prior to the first optional redemption date, if any;

         - the terms and conditions, if any, upon which the junior subordinated debentures owned by the trust may be distributed to holders of preferred securities;

         - if applicable, any securities exchange upon which the preferred securities will be listed; and

         - any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities not inconsistent with the declaration or with applicable law.

         All preferred securities will be guaranteed by MuniMae to the extent set forth below under "Description of the Preferred Securities Guarantees."

         The preferred securities will not be convertible into any other security.


         Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the prospectus supplement relating to the offering.

DEFERRAL OF DISTRIBUTIONS OF PREFERRED SECURITIES

         MFH may, on one or more occasions, defer payments of interest on the junior subordinated debentures as described in the applicable prospectus supplement. In the event MFH elects to defer interest payments on any series of its junior subordinated debentures, the applicable trust will also defer distributions on its preferred securities. During this deferral period, distributions will continue to accrue at the rate specified in the applicable prospectus supplement. If MFH elects to defer interest payments on the junior subordinated debentures, MFH will be restricted from making payments on its shares and other capital instruments as described in the applicable prospectus supplement.

VOTING RIGHTS


         Except as described in this prospectus, in the Delaware Statutory Trust Act, in the Trust Indenture Act, in the section entitled "Description of the Preferred Securities Guarantees--Modification of the Preferred Securities Guarantees; Assignment" in this prospectus, and under any prospectus supplement relating to the issuance of a series of preferred securities and as otherwise required by law and the declarations, the holders of the preferred securities will have no voting rights.



         The holders of a majority in aggregate liquidation amount of a specified series of the preferred securities have the right to direct any proceeding for any remedy available to the institutional trustee so long as the institutional trustee receives the tax opinion discussed below. The holders of a majority in aggregate liquidation amount of a specified series also have the right to direct the institutional trustee under the declaration to:


         (1) direct any proceeding for any remedy available to the trustee of the indenture under which the junior subordinated debentures will be issued and purchased by the applicable trust, or exercising any trust or power conferred on the debt trustee;

         (2) waive any past indenture event of default that is waivable under the indenture;

         (3) exercise any right to rescind or annul an acceleration of the maturity of the junior subordinated debentures; or

         (4) consent to any amendment, modification or termination where that consent is required.

         If there is an event of default on the preferred securities, and that default is a result of a payment default under the junior subordinated debentures or the related debenture guarantee, the holders of the preferred securities may sue MFH, as issuer of the junior subordinated debentures, and MuniMae, as guarantor of the junior subordinated debentures, to enforce payment of the principal of, or interest on, the junior subordinated debentures, or payments required by the related debenture guarantee, having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holders on or after the due date specified in the junior subordinated debentures.

         Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the junior subordinated debentures, called a "super majority," then only a super majority may direct the institutional trustee to give that consent or take that action. Where a consent or action under the indenture would require the consent or act of individual holders of the junior subordinated debentures, then only those individual holders may direct the institutional trustee to give that consent or take that action. If the institutional trustee fails to enforce its rights under the junior subordinated debentures, to the fullest extent permitted by law, any record holder of preferred securities may directly sue MFH, as issuer of the junior subordinated debentures, or MuniMae, as guarantor under the related debenture guarantee, to enforce the institutional trustee's rights under the junior subordinated debentures and the related debenture guarantee. The record holder does not have to sue the institutional trustee or any other person or entity before enforcing his or her rights.

         The institutional trustee is required to notify all holders of the preferred securities of any notice of default received from the indenture trustee. The notice is required to state that the event of default also constitutes a declaration event of default. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee will not take any of the actions described in clauses (1), (2), (3) or (4) above unless the institutional trustee receives an opinion of a nationally recognized independent tax counsel stating that, as a result of that action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

         If the consent of the institutional trustee is required under the indenture for any amendment, modification or termination of the indenture, the institutional trustee is required to request the written direction of the holders of the trust securities. In that case, the institutional trustee will vote as directed by a majority in liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the indenture would require the consent of a super majority or an individual holder, however, the institutional trustee may only give that consent at the direction of the holders of the same super majority of the holders of the trust securities or that individual holder, as applicable. The institutional trustee is not required to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained a tax opinion to the effect described above.

         A waiver of an indenture event of default by the institutional trustee at the direction of the holders of the preferred securities will constitute a waiver of the corresponding declaration event of default.

         Holders of the preferred securities may give any required approval or direction at a separate meeting of holders of preferred securities convened for that purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of preferred securities a notice of any meeting at which those holders are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken. Each such notice will include a statement setting forth the following information:

         - the date of the meeting or the date by which the action is to be taken;

         - a description of any resolution proposed for adoption at the meeting on which those holders are entitled to vote or of the matter upon which written consent is sought; and

         -        instructions for the delivery of proxies or consents.

         No vote or consent of the holders of preferred securities will be required for a trust to redeem and cancel preferred securities or distribute junior subordinated debentures in accordance with the declaration.

         Despite the fact that holders of preferred securities are entitled to vote or consent under the circumstances described above, any of the preferred securities that are owned at the time by MFH or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with,

MFH will not be entitled to vote or consent. Instead, these preferred securities will be treated as if they were not outstanding.

         Holders of the preferred securities generally will have no rights to appoint or remove the trustees. Instead, the trustees may be appointed, removed or replaced solely by MFH as the holder of all of the common securities.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

         Set forth below is a summary of information concerning the preferred securities guarantees which will be executed and delivered by MuniMae for the benefit of the holders from time to time of preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the guarantee trustee for purposes of the Trust Indenture Act. The terms of each preferred securities guarantee will be those set forth in the preferred securities guarantee and those made part of the preferred securities guarantee by the Trust Indenture Act. This summary of the material terms of the preferred securities guarantees is not intended to be complete and is qualified in all respects by the provisions of the form of preferred securities guarantee which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. Each preferred securities guarantee will be held by the guarantee trustee for the benefit of the holders of the preferred securities of the applicable trust. A copy of the form of guarantee is available upon request from the guarantee trustee.

GENERAL

         MuniMae will irrevocably and unconditionally agree, to the extent set forth in the preferred securities guarantee, to pay in full to the holders of the preferred securities, the guarantee payments, as defined below, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, other than the defense of payment. The following payments, which are referred to as "guarantee payments," will be guaranteed by MuniMae, without duplication:

         - any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the trust has funds available for distributions;

         - the redemption price, plus all accrued and unpaid distributions, to the extent the trust has funds available for redemptions, relating to any preferred securities called for redemption by the trust; and

         - upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of preferred securities or the redemption of all of the preferred securities, the lesser of:


                      (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment; and


                      (2) the amount of assets of the trust remaining for distribution to holders of the preferred securities in liquidation of the trust.

         The redemption price and liquidation amount will be fixed at the time the preferred securities are issued.

         MuniMae's obligations to make a guarantee payment may be satisfied by direct payment of the required amounts by MuniMae to the holders of preferred securities or by causing the trust to pay those amounts to those holders.

         The preferred securities guarantees will not apply to any payment of distributions, except to the extent a trust will have funds available for those payments. If MFH does not make interest payments on the junior subordinated debentures held by a trust for any period, or if MuniMae fails to make the required payment under the related debenture guarantee, the trust will not pay distributions on the preferred securities for the corresponding period and will not have funds available for those payments.

         The preferred securities guarantees, when taken together with the obligations of MFH and MuniMae under the junior subordinated debentures, the indentures and the declarations, including the obligations of MuniMae and MFH to pay or guarantee the payment of the costs, expenses, debts and liabilities of the trusts, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by MuniMae of payments due on the preferred securities.

         MuniMae has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the preferred securities guarantees, except that upon an event of default under the indenture, holders of preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF MUNIMAE AND MFH

         MuniMae and MFH will agree that, so long as any preferred securities of a trust remain outstanding, if any event occurs that would constitute an event of default under the preferred securities guarantee or the indenture related to that trust, or if MFH has exercised its option to defer interest payments on the junior subordinated debentures by extending the interest payment period and that period or extension of that period is continuing, then:

         - Neither MuniMae nor MFH will declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any shares issued by MuniMae or MFH or make any guarantee payment with respect thereto other than:

                      (1) repurchases, redemptions or other acquisitions of shares issued by MuniMae or MFH in connection with any employee benefit plans or any other contractual obligation of MuniMae or MFH, other than a contractual obligation ranking equally with or junior to the junior subordinated debentures;

                      (2) as a result of a reclassification of or an exchange or conversion of any class or series of shares issued by MuniMae or MFH for any other class or series of shares issued by MuniMae or MFH; or

                      (3) the purchase of fractional interests in shares issued by MuniMae or MFH pursuant to the conversion or exchange provisions of those shares or the security being converted or exchanged.

         - MFH will not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem any debt securities issued by MFH which rank equally with or junior to the junior subordinated debentures.

         - Neither MuniMae nor MFH will make any guarantee payments with respect to any of the items listed above, except pursuant to the preferred securities guarantees or the debenture guarantee.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

         The preferred securities guarantees may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding preferred securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of preferred securities in any material respect. All guarantees and agreements contained in the preferred securities guarantees will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the preferred securities then outstanding.

TERMINATION

         Each preferred securities guarantee will terminate upon:

         - full payment of the redemption price of all preferred securities;

         - distribution of the junior subordinated debentures to the holders of the trust securities; or

         - full payment of the amounts payable in accordance with the declaration upon liquidation of that trust.

         Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.


EVENTS OF DEFAULT


         An event of default under a preferred securities guarantee will occur upon MuniMae's failure to perform any of our payments or other obligations under the preferred securities guarantee.

         The holders of a majority in liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee. Any holder of preferred securities may institute a legal proceeding directly against MuniMae to enforce the guarantee trustee's rights and our obligations under a preferred securities guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

         Unless otherwise specified in the applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of MuniMae and will rank:

         - subordinate and junior in right of payment to all of MuniMae's other liabilities, except those made equal or subordinate by their terms;

         - equally with the most senior preferred or preference shares now or hereafter issued by MuniMae and with any guarantee now or hereafter entered into by MuniMae in respect of any preferred or preference stock of any of our affiliates; and

         -        senior to common shares issued by MuniMae.

         The terms of the preferred securities provide that each holder of preferred securities by acceptance of those securities agrees to the subordination provisions and other terms of the preferred securities guarantee.

         The preferred securities guarantees will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.


INFORMATION CONCERNING THE GUARANTEE TRUSTEE


         Wilmington Trust Company is the guarantee trustee. Prior to the occurrence of a default relating to a preferred securities guarantee, the guarantee trustee undertakes to perform only those duties as are specifically set forth in the preferred securities guarantee. After default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

GOVERNING LAW

         The preferred securities guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

        DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES AND THE RELATED
                                   GUARANTEES

         MFH may issue junior subordinated debentures from time to time in one or more series. We refer to MFH, in its capacity as an issuer, as an "issuer." Junior subordinated debentures issued by MFH shall be guaranteed fully and unconditionally by MuniMae. We refer to MuniMae, in its capacity as a guarantor, as a "guarantor." Junior subordinated debentures issued by MFH will be issued under an indenture between MFH, as issuer, MuniMae, as guarantor, and Wilmington Trust Company, as trustee, the "debt trustee," as supplemented by a supplemental indenture or a resolution of MFH's board of directors or a special committee appointed by MFH's board of directors. The indentures, each as supplemented by a supplemental indenture, are collectively referred to as the "indentures" and are individually referred to as an "indenture."

         Set forth below is a description of the general terms of the junior subordinated debentures and related guarantees, the "guarantees," in which the trusts will invest the proceeds from the issuance and sale of the trust securities. The particular terms of the junior subordinated debentures and the guarantees will be described in the prospectus supplement relating to the preferred securities being offered thereby. The following description is not intended to be complete and is qualified by the indentures, the forms of which are filed as an exhibit to the registration statement which contains this prospectus, and by the Trust Indenture Act.

GENERAL

         The junior subordinated debentures will be unsecured debt of MFH. The junior subordinated debentures and the guarantees will be subordinated as described below under "--Subordination" and in the related prospectus supplement. The indentures do not limit the aggregate principal amount of junior subordinated debentures which may be issued and provide that the junior subordinated debentures may be issued from time to time in one or more series.

         The prospectus supplement relating to the particular junior subordinated debentures will describe the terms of those securities, which may include:

         -        the designation of the junior subordinated debentures;

         - the aggregate principal amount of the junior subordinated debentures;

         - the percentage of their principal amount at which the junior subordinated debentures will be issued;

         - the date or dates on which the junior subordinated debentures will mature and the right, if any, to extend the maturity date or dates;

         - the rate or rates, if any, per annum, at which the junior subordinated debentures will bear interest, or the method of determination of the interest rate or rates;

         - the date or dates from which interest will accrue and the interest payment and record dates;

         - any right to extend the interest payment periods and the duration of that extension;

         -        any provisions for redemption; and

         - any other specific terms of the junior subordinated debentures.

ADDITIONAL INTEREST

         If, at any time, a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then MFH will be required to pay additional interest on the junior subordinated debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay those taxes, duties, assessments or other charges.

GUARANTEES

         The indentures provide that the guarantor will fully and unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the junior subordinated debentures when any such payment becomes due and payable, whether at maturity, upon redemption, or otherwise.


FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT



         Unless otherwise indicated in the applicable prospectus supplement, MFH will issue the junior subordinated debentures in registered form only, without coupons and in denominations of $1,000 and multiples of $1,000. No service charge will be made for any transfer or exchange of the junior subordinated debentures. MFH or the debt trustee, however, may require a holder to pay an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.



         MFH will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the indenture and the applicable prospectus supplement. At the option of MFH, however, it may pay any interest by check mailed to the registered holders of junior subordinated debentures at their registered addresses.


GLOBAL JUNIOR SUBORDINATED DEBENTURES

         Each indenture provides that MFH may issue junior subordinated debentures in global form. The applicable prospectus supplement will describe any circumstances under which beneficial owners of interests in any global junior subordinated debentures may exchange their interest for junior subordinated debentures of that series and of like tenor and principal amount in any authorized form and denomination.

SUBORDINATION

         The junior subordinated debentures will be subordinated and junior in right of payment to MFH's other indebtedness as described in the applicable prospectus supplement.

                      CERTAIN COVENANTS OF MUNIMAE AND MFH

         If junior subordinated debentures are issued to a trust or a trustee of a trust in connection with the issuance of trust securities and:

         -        an event of default has occurred and is continuing; or

         - MuniMae is in default relating to its payment of any obligations under the preferred securities guarantee or common securities guarantee; or

         - MFH has given notice of its election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and that period, or any extension of that period, is continuing;

         then

         - MuniMae and MFH will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any shares issued by MuniMae or MFH or make any guarantee payments with respect thereto, other than:

                      (1) repurchases, redemptions or other acquisitions of shares issued by MuniMae or MFH in connection with any employee benefit plans or any other contractual obligation of MuniMae or MFH, other than a contractual obligation ranking equally with or junior to the junior subordinated debentures;

                      (2) as a result of a reclassification of or an exchange or conversion of any class or series of shares issued by MuniMae or MFH for any other class or series of shares issued by MuniMae or MFH; or

                      (3) the purchase of fractional interests in shares issued by MuniMae or MFH pursuant to the conversion or exchange provisions of those shares or the security being converted or exchanged.

         - MFH will not make any payment of interest, principal, premium, if any, on, or repay, repurchase or redeem any debt securities issued by MuniMae or MFH which rank equally with or junior to the junior subordinated debentures; and

         - MuniMae will not make any guarantee payments with respect to any of the items listed above, except pursuant to the preferred securities guarantee or the debentures guarantee.

         So long as any junior subordinated debentures remain outstanding, MFH will covenant to:

         - directly or indirectly maintain 100 percent ownership of the common securities of the trust, unless a permitted successor of MFH succeeds to our ownership of the common securities;

         -        use reasonable efforts to cause the applicable trust to:

                      (1) remain a statutory trust, except in connection with the distribution of junior subordinated debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or mergers, consolidations or amalgamations, each as permitted by the declaration which established the trust; and

                      (2) otherwise continue to be classified as a grantor trust for United States federal income tax purposes; and

         - use reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures.

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

CONSOLIDATION, MERGERS AND SALES OF ASSETS

         Unless otherwise indicated in the applicable prospectus supplement, MuniMae and MFH may each consolidate or merge with or into any other corporation, and may sell or convey all or substantially all of our assets to any corporation, provided that:

         - the resulting entity, if other than MuniMae or MFH, is organized and existing under the laws of the United States of America, any political subdivision thereof or any state thereof and assumes all of MuniMae's or MFH's obligations to:

                      (1) pay the principal, premium, if any, or interest on, the junior subordinated debentures; and

                      (2) perform and observe all other obligations under the indentures; and

         - none of MuniMae, MFH or any successor entity, as the case may be, is, immediately after any consolidation or merger, in default under the indentures.

         The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in share ownership of MuniMae. In addition, the indentures do not contain any provision which would protect the holders of the junior subordinated debentures against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

EVENTS OF DEFAULT, WAIVER AND NOTICE

         The indentures provide that the following are events of default relating to the junior subordinated debentures:

         - default in the payment of the principal of, or premium, if any, on, any junior subordinated debenture when due;

         - default in the payment of any interest on any junior subordinated debenture when due, which continues for 30 days; provided, however, a valid extension of an interest payment by MFH will not constitute an event of default;

         - default in the performance of any other covenant or obligation in respect of the junior subordinated debenture, which continues for 60 days after written notice;

         - specified events of bankruptcy, insolvency or reorganization of MFH or MuniMae or, with certain exceptions, the applicable trust; and

         - any other event of default provided in the applicable resolution of the board of directors or supplemental indenture under which the junior subordinated debentures are issued.

         If an indenture event of default occurs and is continuing, the debt trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately.

         The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debt trustee. The majority holders may not waive a payment default on the junior subordinated debentures which has become due solely by acceleration.

         The holders of a majority in principal amount of the junior subordinated debentures of any series affected may direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee under the indenture or exercising any trust or power conferred on the debt trustee with respect to that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indentures at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

         Each indenture requires the annual filing by MFH with the debt trustee of a certificate as to the absence of certain defaults under the indenture.

         The debt trustee may withhold notice of any event of default from the holders of the junior subordinated debentures, except in the payment of principal, interest or premium, if the trustee considers it in the interest of those holders to do so.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

         Under circumstances discussed more fully in the prospectus supplement involving the dissolution of a trust, after satisfaction of liabilities to creditors of the trust, junior subordinated debentures may be distributed to the holders of the trust securities in liquidation of that trust.

         If the junior subordinated debentures are distributed to the holders of the preferred securities, MFH will use its best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the preferred securities are then listed or quoted.

MODIFICATION OF THE INDENTURES


         Modifications and amendments to the indentures may be made by MFH and the debt trustee with the consent of the holders of not less than a majority in aggregate principal amount of the junior subordinated debentures at the time outstanding. No such modification or amendment, however, may, without the consent of the holder of each junior subordinated debenture affected:


         - modify the payment terms of the junior subordinated debentures; or

         - reduce the percentage of holders of junior subordinated debentures necessary to modify or amend the indenture or waive compliance by us with any covenant or past default.


         If the junior subordinated debentures are held by a trust or a trustee of a trust, the supplemental indenture will not be effective until the holders of not less than a majority in liquidation preference of trust securities of that trust have consented to the supplemental indenture. If the consent of the holder of each outstanding junior subordinated debenture is required, however, the supplemental indenture will not be effective until each holder of the trust securities of that trust has consented to the supplemental indenture.

         MFH and the debt trustee may also amend and modify the indenture without the consent of any holder under certain circumstances described in the indentures.

DEFEASANCE AND DISCHARGE

         Each indenture provides that MFH, at its option:

                  (1) will be discharged from all obligations in respect of the junior subordinated debentures of a series, except for obligations to register the transfer or exchange of junior subordinated debentures, replace stolen, lost or mutilated junior subordinated debentures, maintain paying agencies and hold moneys for payment in trust; or

                  (2) need not comply with specified restrictive covenants of the indentures;

in each case if MFH deposits, in trust, money or U.S. government obligations in an amount sufficient to pay all the principal of, and interest and premium, if any, on, the junior subordinated debentures when those payments are due.

         To exercise any such option, MFH is required to deliver an opinion of counsel that:


         - the deposit and related defeasance would not cause the holders of the junior subordinated debentures of that series to recognize income, gain or loss for U.S. federal income tax purposes and, in the case of a discharge pursuant to clause
                  (1) above, the opinion will be accompanied by a private letter ruling to that effect received by MFH from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service; and


         - if listed on any national securities exchange, the junior subordinated debentures would not be delisted from that exchange as a result of the exercise of the defeasance option.

GOVERNING LAW

         The indentures and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York.

THE DEBT TRUSTEE

         The occurrence of any default under the indentures or the senior or subordinated indentures between MFH and the debt trustee relating to our senior and subordinated debt securities, which may also be issued under the registration statement, could create a conflicting interest for the debt trustee under the Trust Indenture Act. If that default has not been cured or waived within 90 days after the debt trustee has acquired a conflicting interest, the debt trustee would generally be required by the Trust Indenture Act to eliminate the conflicting interest or resign as trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture or with respect to the junior subordinated debentures issued under the indentures. If the debt trustee resigns, MFH is required to promptly appoint a successor trustee with respect to the affected securities.

         The Trust Indenture Act also imposes certain limitations on the right of the debt trustee, as a creditor of MFH, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any cash claim or otherwise. The debt trustee will be permitted to engage in other transactions with MFH, provided that if it acquires a conflicting interest within the meaning of section 310 of the Trust Indenture Act, it must generally either eliminate that conflict or resign.

       EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES, THE
                               DEBENTURE GUARANTEE
                     AND THE PREFERRED SECURITIES GUARANTEES

         As set forth in the declaration, the sole purpose of the trusts are to issue the trust securities and to invest the proceeds from that issuance and sale in the junior subordinated debentures.

         As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

         - the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         - the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust securities;

         - under the indenture, MFH, as the issuer of the junior subordinated debentures, will pay, and the trusts will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trusts, other than those relating to the trust securities; and

         - the declaration further provides that the MFH Financial trustees may not cause or permit the trusts to engage in any activity that is not consistent with the purposes of the trusts.

         Payments of distributions, to the extent there are available funds, and other payments due on the preferred securities, to the extent there are available funds, are guaranteed by MuniMae and MFH to the extent described in this prospectus. If neither MFH as issuer of the junior subordinated debentures nor MuniMae as guarantor under the related debenture guarantee makes interest or other required payments on the junior subordinated debentures, the trust will not have the sufficient funds to pay distributions on the preferred securities. Each preferred securities guarantee is a subordinated guarantee in relation to the preferred securities. The preferred securities guarantee does not apply to any payment or distributions unless the trust has sufficient funds for the payments and distributions. See "Description of the Preferred Securities Guarantees."

         The preferred securities guarantees cover the payment of distributions and other payments on the preferred securities only if and to the extent that MFH has made a payment of interest or principal or other payments on the junior subordinated debentures or under the related debenture guarantee. The preferred securities guarantees, when taken together with MFH's and MuniMae's obligations under the junior subordinated debentures and the indenture and MFH's obligations under the declaration, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the preferred securities.

         If MFH fails to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, or MuniMae fails to make any required payments under the related debenture guarantee, the declaration allows the holders of the preferred securities to direct the institutional trustee to enforce its rights under the junior subordinated debentures and the related debenture guarantee. If the institutional trustee fails to enforce these rights, to the fullest extent permitted by law, any holder of preferred securities may directly sue MuniMae to enforce these rights without first suing the institutional trustee or any other person or entity.

         A holder of preferred securities may institute a direct action if a declaration event of default has occurred and is continuing and that event is attributable to MFH's failure, as issuer of the junior subordinated debentures, to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable, or the failure of the guarantor under the related debenture guarantee to make any required payments under the debenture guarantee. A direct action may be brought without first (1) directing the institutional trustee to enforce the terms of the junior subordinated debentures or (2) suing MFH to enforce the institutional trustee's rights under the junior subordinated debentures and the related debenture guarantee. In connection with that direct action, MuniMae will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payment made by MuniMae to that holder of preferred securities. Consequently, MFH and MuniMae will be entitled to payment of amounts that a holder of preferred securities receives in respect of an unpaid distribution to the extent that the holder receives or has already received full payment relating to that unpaid distribution from a trust.

         We acknowledge that the guarantee trustee will enforce the preferred securities guarantees on behalf of the holders of the preferred securities. If MuniMae fails to make payments under the preferred securities guarantees, the preferred securities guarantees allow the holders of the preferred securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the preferred securities guarantees, any holder of preferred securities may directly sue MuniMae to enforce the guarantee trustee's rights under the preferred securities guarantees. The holder need not first sue the trust, the guarantee trustee, or any other person or entity. A holder of preferred securities may also directly sue MuniMae to enforce the holder's right to receive payment under the preferred securities guarantees. The holder need not first (1) direct the guarantee trustee to enforce the terms of the preferred securities guarantee or (2) sue the trust or any other person or entity.

         We and the trusts believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by MuniMae of payments due on the preferred securities. See "Description of the Preferred Securities Guarantees -- General."

                              PLAN OF DISTRIBUTION

         MFH may sell the junior subordinated debentures and any trust may sell preferred securities:

         -        directly to purchasers;

         -        through agents; or

         -        through underwriters or dealers.

         Offers or sales of those securities may include secondary market transactions of our affiliates.

         The prospectus supplement with respect to any securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any national securities exchanges on which such securities may be listed.

         Offers to purchase preferred securities may be solicited directly by us and/or any trust, as the case may be, or by agents designated by us and/or any trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the preferred securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment which is ordinarily five business days or less.

         If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make releases of the preferred securities in respect of which this prospectus is delivered to the public.

         If a dealer is utilized in the sale of the preferred securities in respect of which this prospectus is delivered, we and/or any trust, as the case may be, will sell those preferred securities to the dealer, as principal. The dealer may then resell those preferred securities to the public at varying prices to be determined by that dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

         Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us and/or any trust, as the case may be, against certain liabilities, including liabilities under the Securities Act.

         Underwriters, agents, dealers or their controlling persons may be customers of, engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

         Certain of the underwriters may use this prospectus and the prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York and Richards, Layton & Finger, Wilmington, Delaware.

                                     EXPERTS

         The consolidated financial statements of MuniMae and its subsidiaries at December 31, 2002 and 2001 and for each of the three fiscal years in the period ended December 31, 2002, which are incorporated in this prospectus by reference to MuniMae's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent auditors, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table summarizes the costs and expenses we will incur in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates, except for the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee...............................          $   45,534
NASD Filing Fees..................................................................              30,500
Trustees' Fees and Expenses.......................................................              20,000
Printing and Engraving Expenses...................................................             175,000
Accounting Fees and Expenses......................................................             400,000
Legal Fees and Expenses (other than Blue Sky).....................................             800,000
Blue Sky Fees and Expenses........................................................             100,000
Listing Fees......................................................................             300,000
Miscellaneous.....................................................................               8,966
                                                                                            ----------

Total.............................................................................          $1,580,000
                                                                                            ==========

ITEM 15.          INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Amended and Restated Certificate of Formation and Operating Agreement dated as of May 9, 2002 of MuniMae contains the following provisions relating to indemnification of directors and officers. All terms capitalized below and not otherwise defined shall have the meanings set forth in the Operating Agreement.

                  "8.1.    Limitations on Liability, and Indemnification of,
         Directors and Officers.

                           (a) No director or officer of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Shareholders for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such person. For purposes of this Section 8.1, the fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

                           (b) All Directors and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct of such person; provided, that any indemnity shall be paid out of, and to the extent of, the assets of the Company only (or any insurance proceeds available therefor), and no Shareholder shall have any personal liability on account thereof.

                           (c) The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or illegally.

                           (d)      The indemnification provided by this Section
                  8.1 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Shareholders or Directors, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

                           (e)      Any repeal or modification of this Section
                  8.1 shall not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal or modification.

                           (f) The Company may, if the board of directors of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's Directors and officers, relating to the liability of such persons."

         We have purchased insurance for the benefit of our directors and officers, relating to the liability of such persons. The directors and officers liability insurance insures (i) our officers and directors from any claim arising out of an alleged wrongful act by such persons while acting as our directors and officers and (ii) the company to the extent that we have indemnified the directors and officers for such loss.

         The Declaration of each Trust limits the liability to the Trust and certain other persons, and provides for the indemnification by the Trust or the issuer of the junior subordinated debentures of the trustees, their officers, directors and employees and certain other persons.

ITEM 16.          EXHIBITS


EXHIBIT
NUMBER                                               DESCRIPTION OF EXHIBIT
------                                               ----------------------
1.1**         Form of Underwriting Agreement (for common shares, preferred shares and warrants)

1.2**         Form of Underwriting Agreement (for trust preferred securities)

3.1+          Amended and Restated Certificate of Formation and Operating Agreement (filed as Exhibit 3.1 to our
              Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated by reference herein)

3.2+          By-laws (filed as Exhibit 4.2 of our Registration Statement on Form S-3/A (File No. 333-56049) and
              incorporated by reference herein)

4.1+          Form of specimen certificate representing common shares of Municipal Mortgage & Equity (filed as
              Exhibit 4.1 to our Registration Statement on Form S-4 (File No. 33-99088) and incorporated by reference herein)

4.2**         Form of specimen certificate representing preferred shares of Municipal Mortgage & Equity, LLC

4.3**         Form of warrant agreement, including form of warrant

4.4*          Form of trust preferred security (included in Exhibit 4.13)

4.5*          Form of Indenture relating to Junior Subordinated Debentures issued by Midland Financial Holdings, Inc.

4.6*          Form of Supplemental Indenture relating to Junior Subordinated Debentures issued by

              Midland Financial Holdings, Inc.

4.7*          Certificate of Trust for MFH Financial Trust I

4.8*          Certificate of Trust for MFH Financial Trust II

4.9*          Certificate of Trust for MFH Financial Trust III

4.10*         Trust Agreement for MFH Financial Trust I

4.11*         Trust Agreement for MFH Financial Trust II

4.12*         Trust Agreement for MFH Financial Trust III

4.13*         Form of Amended and Restated Trust Agreement to be used in connection with trust preferred securities

4.14*         Form of Preferred Security Guarantee

4.15*         Form of Junior Subordinated Debenture Guarantee (included in Exhibit 4.5)

4.16*         Form of Junior Subordinated Debenture (included in Exhibit 4.6)

5.1*          Opinion of Clifford Chance US LLP as to legality

5.2*          Opinion of Richards, Layton & Finger, P.A.

8.1*          Form of Opinion of Clifford Chance US LLP as to certain tax matters to be issued in connection with a prospectus supplement

12.1*         Statement regarding computation of ratios of earnings to fixed charges

23.1*         Consent of PricewaterhouseCoopers LLP

23.2*         Consent of Clifford Chance US LLP (contained in the opinion filed as Exhibit 5.1)

23.3*         Consent of Richards, Layton & Finger, P.A. (contained in the opinion filed as Exhibit 5.2)

24.1+         Power of Attorney

25.1*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company
              relating to debt securities of Midland Financial Holdings, Inc.

25.2*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company
              relating to the Junior Subordinated Debenture Indenture of Municipal Mortgage & Equity, LLC

25.3*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Amended and Restated Trust Agreement of MFH Financial Trust I

25.4*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Amended and Restated Trust Agreement of MFH Financial Trust II

25.5*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Amended and Restated Trust Agreement of MFH Financial Trust III

25.6*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Preferred Securities Guarantee of Municipal Mortgage & Equity, LLC relating to MFH
              Financial Trust I

25.7*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust

              Company as trustee under the Preferred Securities Guarantee of Municipal Mortgage & Equity, LLC relating to MFH
              Financial Trust II

25.8*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Preferred Securities Guarantee of Municipal Mortgage & Equity, LLC relating to MFH
              Financial Trust III


--------------


+    Previously filed.


*    Filed herewith.

** To be filed by amendment hereto or incorporated by reference to a Current Report on Form 8-K in connection with the offering of securities.

ITEM 17.      UNDERTAKINGS

         The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Municipal Mortgage & Equity, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 16th day of September, 2003.


                           MUNICIPAL MORTGAGE & EQUITY, LLC


                           By: /s/ Mark K. Joseph
                               -------------------------------------------------
                               Name: Mark K. Joseph
                               Title: Chairman of the Board and Chief Executive
                                      Officer


                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                      TITLE                            DATE
                    ---------                                      -----                            ----
/s/ Mark K. Joseph*                                Chairman of the Board, Chief Executive    September 16, 2003
------------------------------------------------
Mark K. Joseph                                     Officer (Principal Executive Officer)
                                                   and Director

/s/ Robert J. Banks*                               Executive Vice Chairman and Director      September 16, 2003
------------------------------------------------
Robert J. Banks

/s/ Michael L. Falcone                             President, Chief Operating Officer and    September 16, 2003
------------------------------------------------
Michael L. Falcone                                 Director

/s/ William S. Harrison*                           Senior Vice President, Chief Financial    September 16, 2003
------------------------------------------------
William S. Harrison                                Officer and Secretary

/s/ Charles Baum*                                  Director                                  September 16, 2003
------------------------------------------------
Charles Baum

/s/ Richard O. Berndt*                            Director                                  September 16, 2003
------------------------------------------------
Richard O. Berndt

/s/ Robert S. Hillman*                            Director                                  September 16, 2003
------------------------------------------------
Robert S. Hillman

/s/ Douglas A. McGregor*                          Director                                  September 16, 2003
------------------------------------------------
Douglas A. McGregor

/s/ Carl W. Stearn*                               Director                                  September 16, 2003
------------------------------------------------
Carl W. Stearn

/s/ Eddie C. Brown*                               Director                                  September 16, 2003
------------------------------------------------
Eddie C. Brown

/s/ Fred N. Pratt, Jr.*                           Director                                  September 16, 2003
------------------------------------------------
Fred N. Pratt, Jr.



*By: /s/ Michael L. Falcone
---------------------------
Michael L. Falcone
Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Midland Financial Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 16th day of September, 2003.


                           MIDLAND FINANCIAL HOLDINGS, INC.


                           By: /s/ Robert J. Banks
                               -------------------------------------------------
                               Name: Robert J. Banks
                               Title: Chairman of the Board and President


                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                            DATE
                    ---------                                     -----                            ----
/s/ Robert J. Banks*                              Chairman of the Board and President       September 16, 2003
------------------------------------------------
Robert J. Banks

/s/ Mark K. Joseph*                               Director                                  September 16, 2003
------------------------------------------------
Mark K. Joseph

/s/ Michael L. Falcone                            Director                                  September 16, 2003
------------------------------------------------
Michael L. Falcone

/s/ William S. Harrison*                          Vice President (Principal Financial and   September 16, 2003
------------------------------------------------
William S. Harrison                               Accounting Officer)

*By: /s/ Michael L. Falcone
---------------------------
Michael L. Falcone
Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, each Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 16th day of September, 2003.


                           MFH FINANCIAL TRUST I
                           MFH FINANCIAL TRUST II
                           MFH FINANCIAL TRUST III


                           By: /s/ Michael L. Falcone
                               -------------------------------------------------
                               Name: Michael L. Falcone
                               Title: Trustee



                           By: /s/ William S. Harrison
                               -------------------------------------------------
                               Name: William S. Harrison
                               Title: Trustee



                           By: /s/ Mark K. Joseph
                               -------------------------------------------------
                               Name: Mark K. Joseph
                               Title: Trustee

EXHIBIT
NUMBER                                          DESCRIPTION OF EXHIBIT
------                                          ----------------------
1.1**         Form of Underwriting Agreement (for common shares, preferred shares and warrants)

1.2**         Form of Underwriting Agreement (for trust preferred securities)

3.1+          Amended and Restated Certificate of Formation and Operating Agreement (filed as Exhibit 3.1 to our
              Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated by reference herein)

3.2+          By-laws (filed as Exhibit 4.2 of our Registration Statement on Form S-3/A (File No. 333-56049) and
              incorporated by reference herein)

4.1+          Form of specimen certificate representing common shares of Municipal Mortgage & Equity (filed as
              Exhibit 4.1 to our Registration Statement on Form S-4 (File No. 33-99088) and incorporated by reference herein)

4.2**         Form of specimen certificate representing preferred shares of Municipal Mortgage & Equity, LLC

4.3**         Form of warrant agreement, including form of warrant

4.4*          Form of trust preferred security (included in Exhibit 4.13)

4.5*          Form of Indenture relating to Junior Subordinated Debentures issued by Midland Financial Holdings, Inc.

4.6*          Form of Supplemental Indenture relating to Junior Subordinated Debentures issued by Midland Financial
              Holdings, Inc.

4.7*          Certificate of Trust for MFH Financial Trust I

4.8*          Certificate of Trust for MFH Financial Trust II

4.9*          Certificate of Trust for MFH Financial Trust III

4.10*         Trust Agreement for MFH Financial Trust I

4.11*         Trust Agreement for MFH Financial Trust II

4.12*         Trust Agreement for MFH Financial Trust III

4.13*         Form of Amended and Restated Trust Agreement to be used in connection with trust preferred securities

4.14*         Form of Preferred Security Guarantee

4.15*         Form of Junior Subordinated Debenture Guarantee (included in Exhibit 4.5)

4.16*         Form of Junior Subordinated Debenture (included in Exhibit 4.6)

5.1*          Opinion of Clifford Chance US LLP as to legality

5.2*          Opinion of Richards, Layton & Finger, P.A.

8.1*          Form of Opinion of Clifford Chance US LLP as to certain tax matters to be issued in connection with a prospectus supplement

12.1*         Statement regarding computation of ratios of earnings to fixed charges

23.1*         Consent of PricewaterhouseCoopers LLP

23.2*         Consent of Clifford Chance US LLP (contained in the opinion filed as Exhibit 5.1)

23.3*         Consent of Richards, Layton & Finger, P.A. (contained in the opinion filed as Exhibit 5.2)

24.1+         Power of Attorney

25.1*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company
              relating to debt securities of Midland Financial Holdings, Inc.

25.2*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company
              relating to the Junior Subordinated Debenture Indenture of Municipal Mortgage & Equity, LLC

25.3*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Amended and Restated Trust Agreement of MFH Financial

              Trust I

25.4*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Amended and Restated Trust Agreement of MFH Financial Trust II

25.5*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Amended and Restated Trust Agreement of MFH Financial Trust III

25.6*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Preferred Securities Guarantee of Municipal Mortgage & Equity, LLC relating to MFH
              Financial Trust I

25.7*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Preferred Securities Guarantee of Municipal Mortgage & Equity, LLC relating to MFH
              Financial Trust II

25.8*         Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Wilmington Trust Company as
              trustee under the Preferred Securities Guarantee of Municipal Mortgage & Equity, LLC relating to MFH
              Financial Trust III


--------------


+    Previously filed.



*    Filed herewith.



** To be filed by amendment hereto or incorporated by reference to a Current Report on Form 8-K in connection with the offering of securities.